Exhibit 10.35

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

      AGREEMENT entered into as of the 31st day of December, 2001 between Yehuda Cern (the "Employee") and Ambient Corporation, a Delaware corporation ("Ambient" or the "Company").

                               W I T N E S S E T H

      WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of November 20, 2000 (the "Original Agreement"); and

      WHEREAS, the Company and the Employee desire to amend and restate the Original Agreement in its entirety through execution of this Agreement.

      NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

      1. Engagement and Duties

            1.1 As of the Effective Date (as defined in Section 2), the Company shall continue to employ Employee and Employee shall continue his employment with the Company as its Chief Engineer, upon the terms and conditions set forth herein. The Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged. Employee shall devote Employee's full business time and efforts to rendition of such services and to the performance of such duties as are set forth herein.

                  The Employee shall further have such duties and responsibilities commensurate with his position as may be assigned to him from time to time by the Company. The Company agrees that it will not hire an individual to serve as Chief Technology Officer prior to June 30, 2002. Thereafter, the Company may hire an individual as Chief Technology Officer without obtaining the consent of Employee, but shall seek the advice and counsel of Employee.

            1.2 The Employee shall report directly to the Company's Chief Executive Officer.

            1.3 Employee shall perform his duties hereunder primarily from the Company's premises, presently in Brookline, Massachusetts. The parties acknowledge and agree that the nature of the Employee's duties hereunder will also require substantial domestic and possible international travel. Employee shall be subject to the same travel policy as all other members of the Company's senior management.

      2. Term

            2.1 Subject to the approval of the Company's Compensation Committee which will meet at the next regularly scheduled meeting of the Board of Directors in January 2002, this Agreement shall be deemed to have commenced on December 31, 2001 (the "Effective Date") and shall end on the earlier of: (i) the death or disability (as defined herein) of the Employee, (ii) termination of Employee's employment with Cause (as defined herein); (iii) termination by the Company without Cause; or (iv) two (2) years from the date of this Agreement. This Agreement shall automatically renew for additional one year terms without the need for any action by the parties unless either party gives notice of its intention not to renew this Agreement at the end of any term at least 90 days prior to the end of such term. Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective unless and until approved by the Compensation Committee.

            2.2 For the purpose of this paragraph 2, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for an aggregate of three (3) months (whether or not consecutive) in any twelve (12) month period. Disability shall occur at the end of any such period.

            2.3 The Company shall have the right to terminate for "Cause" upon notice to the Employee only in the event of (a) a failure by the Employee substantially to perform his duties hereunder, or (b) a failure by the Employee to substantially comply with the lawful and proper instructions of the Chief Executive Officer or the Board, or (c) Employee's illegal or unethical acts or conduct which causes material harm or loss to the Company or otherwise brings notoriety to the Company or has a material adverse effect on the name or public image of the Company, provided, however that with respect to clauses (a), (b) and (c) the foregoing shall not constitute "Cause" if Employee, after being notified in writing by the Company of the particular acts or circumstances of such material breach, cures such failure within 30 days after receipt of such notice (if such failure is reasonably susceptible to cure). The parties acknowledge and agree that Employee's failure to perform duties and responsibilities not ordinarily associated (or consistent) with the position of Chief Engineer shall not constitute a basis for "Cause".

            2.4 During the period following notice of termination until the effective date of termination by either party for whatever reason, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company the person or persons who will assume the Employee's responsibilities.

            2.5 Upon termination for Cause or upon the death or disability of Employee, Employee shall be entitled to the compensation set forth as Gross Salary


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

herein, prorated to the effective date of such termination, as full compensation for any and all claims of Employee under this Agreement. Upon the termination of this Agreement as a result of the death or disability of Employee prior to February 1, 2002, Employee or his estate, as applicable, shall be paid the bonus referred to in Section 3.2.

            2.6 If this Agreement is terminated by the Company pursuant to
Section 2.1(i) or (iii), then Employee shall be entitled to full payment of the Bonus defined under Section 3.2 (unless such Bonus has been previously paid to Employee) in one lump sum within ten (10) days following the effective date of such termination and severance payment as follows: three months of his Gross Salary if such termination occurs prior to January 1, 2002; six months of his Gross Salary if such termination occurs between January 1, 2002 and June 30, 2002; one year of his Gross Salary if such termination occurs after June 30, 2002; provided however, that Employee shall not receive any severance if he is terminated pursuant to Section 2.1(i) after December 31, 2002 . Any such termination payment shall be payable over twelve (12) months in equal bi-monthly installments. If this Agreement is terminated by the Employee after the end of the initial two (2) year term, Employee shall be entitled to receive severance equal to twelve (12) months of his then current salary payable in equal bi-monthly installments over the one (1) year period following the effective date of termination; provided, that, Employee makes himself available for consulting services to the Company for twelve weeks during such one year period subject to reasonable vacation as agreed to by the Employee and the Company.

      3. Remuneration

            3.1 Salary. During the term hereof, the Company shall pay to the Employee for all services rendered hereunder as salary for the period from the Effective Date through the first anniversary thereof, payable in accordance with the Company's normal payroll practices, the amount of $150,000 per annum (the "Gross Salary"), less required deductions for state and federal withholding tax, social security and other employee taxes. Employee's Gross Salary shall be subject to annual review on or about March 31, 2002 (and adjustments, if any, will be retroactive to October 1, 2001) and each December thereafter during the term hereof and the Company may, in its full discretion based on such review, increase (but not decrease) Employee's Gross Salary as the Company may determine. Such review shall be held no later than thirty (30) days preceding the anniversary of each employment year and the Gross Salary adjustment, if any, shall go into effect on the anniversary of the employment.

            3.2 Bonus as specified in the Original Agreement. The Company shall pay to the Employee a bonus of $50,000 on February 1, 2002, less required deductions for state and federal withholding tax, social security and other employee taxes. In the event the Company does not make payment of such bonus to Employee on or about February 1, 2002, the Employee shall be entitled to interest on the full bonus amount at the rate of prime (as published by JP Morgan Chase, or such other institution as the parties may agree) plus one percent. The Company shall offset such interest payments against interest due to the Company under the Note (as defined below).


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

            3.3 On the date of signing of this Agreement, the Employee shall purchase 1,000,000 shares of the Company's Common Stock at a purchase price of $0.20 per share (the "Shares"). The Employee will pay for such shares by the issuance to the Company of a $200,000 non-recourse promissory note bearing interest at the rate of prime (as published by JP Morgan Chase, or such other institution as the parties may agree) plus one percent (the "Note"). The principal and interest on the Note shall be payable in three (3) equal installments on February 15, 2003, March 15, 2003 and April 15, 2003; provided, however, that in lieu of repaying the principal amount due under the Note, the Employee, at his option and upon notice to the Company, shall have the right to require the Company to repurchase all or any portion of the Shares at a purchase price of $0.20 per Share and the amount owed to the Employee upon such repurchase shall be applied against the principal otherwise due under the Note. The Note will be secured by a pledge of the Shares pursuant to a separate pledge and security agreement. Upon payment (or pre-payment) of all or any portion of the Note, the Employee will receive the pro-rata amount of Shares. The Shares will be subject to a lock-up until the later of: (i) the date the purchase price for such Shares is paid in full; or (ii) December 31, 2002.

            3.4 Options. Employee shall be granted options to purchase up to 1,900,000 of the Company's Common Stock (the "Options") at the exercise prices and upon the vesting schedule set forth in Schedule A. In addition, in the event this Agreement is terminated by Employee or Employer (other than pursuant to Section 2.1(iii)), Employee shall forfeit all Options that have not vested as of the effective date of termination. The terms of such Options shall be reflected in a separate option agreement to be entered into by the parties. All Shares and Options referred to herein shall be adjusted proportionately in the event of any stock split, stock dividend, reclassification or recapitalization.

            In the event of a "Change of Control" subsequent to January 1, 2002 whereby:

                  (A) A person (other than a person who is an officer or a Director of the Company on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of the Company securities having 50% or more of the combined voting power of then outstanding securities of the Company that may be cast for the election of directors of the Company;

                  (B) At any time, a majority of the Board-nominated slate of candidates for the Board is not elected;

                  (C) The Company consummates a merger in which it is not the surviving entity;


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

                  (D) Substantially all of the Company's assets are sold; or

                  (E) The Company's stockholders approve the dissolution or liquidation of the Company; then

                        (i) All Options granted by the Company to Employee pursuant to Section 3.4, shall become vested, accelerate and become immediately exercisable.

      4. Fringe Benefits.

            4.1 Vacation. Employee shall be entitled to an aggregate of 15 business days of paid vacation per year, during the term hereof, prorated for any portion of a year to date of termination. The timing and duration of any vacation shall be as agreed upon by the parties. In addition to the foregoing, the Employee shall be entitled to paid vacation for the following legal holidays in the United: New Year's, President's Day, Memorial Day, July 4, Labor Day, Thanksgiving Day (Thursday and Friday), and Christmas; and during the holidays of Rosh Hashana, Yom Kippur, first two days and last two days of Succot, Passover and Shavuot.

            4.2 No Accumulation. The Employee shall not be entitled to accumulate unused vacation or other fringe benefits from year to year without the written consent of the Company. Further, Employee shall not be entitled to receive payments in lieu of any compensation or payment for or in lieu of said fringe benefits prorated to the date of termination of this Agreement.

            4.3 Vehicle. Company shall provide Employee with use of a medium size automobile or, alternatively, at the Company's option, reimburse employee for all outlays incurred by Employee with respect to the leasing of such automobile. Employee shall pay for registration, gas, maintenance and insurance costs regarding such vehicle. Employee shall be solely responsible for all taxes payable in connection with use of such automobile.

            4.4 Health Insurance. The Company intends to establish a Company-wide health insurance plan under which its employees may participate. Pending the establishment of such plan, the Employee shall be entitled to be reimbursed quarterly, for medical and dental insurance payments made by the Employee to a bona fide health insurance provider, in accordance with the Company's policy as it might change from time to time, up to a maximum monthly amount of $500 payable by the Company. The Company may in its sole discretion and at any time during the course of this agreement and in compliance with applicable law, substitute a Company sponsored health insurance program including without limitation, medical insurance and dental insurance plans for the medical and dental insurance reimbursement payments specified herein. The employee's participation in such plans shall be on the same terms and conditions as other employees' of the Company.


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

      5. Development Rights

            The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Upon the Company's request (whenever made), Employee shall execute and assign to the Company all the rights in the proprietary information.

      6. Future Companies/Sale of Technology

            In the event that management of the Company elects, in its sole discretion, to form or organize a company or other entity in which the Company will hold a majority of the initial outstanding capital (hereinafter, a "New Company") for the purpose of exploiting any technology, know-how or other process developed (or any such technology, know-how or process that is yet in-process but is substantially completed) by Employee in the course of his employment hereunder (the "Subsequently Developed Technology"), then Employee shall receive 5% of such New Company's initial equity at the time of its incorporation; provided that Employee agrees that such equity may be diluted if there are additional issuances of New Company equity after incorporation, so long as all stockholders are diluted equally. Nothing contained herein shall, however, be deemed, construed or interpreted to obligate the Company to undertake any activity to exploit any Subsequently Developed Technology. In any circumstance where no New Company is established but the Company is contractually entitled to derive any royalties or future payments directly from the exploitation of Subsequently Developed Technology, then the Company and Employee agree to enter into good faith negotiations that are intended to enable Employee to participate in or share in such payments to which the Company may be so entitled, it being understood that Employee's participation in or share of any amounts to which the Company may so entitled shall not in any event exceed 5% of such amount.

            If the Company incorporates a New Company as a result of the Employee's substantial initiatives, then the Employee shall receive 2.5% of such New Company's equity at the time of its incorporation.

            If the Company either ceases operations or changes its business focus such that the Company no longer intends to utilize the technology set forth on Exhibit A hereto (the "Existing Technology"), the Company shall sell the Existing Technology to Employee for ninety percent (90%) of its then current fair market value as determined by an independent appraiser mutually selected by the Company and Employee.

      7. Employee Representations

            The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof
(i) will not


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

constitute a breach of any agreement or other instrument to which Employee is party, (ii) does not require the consent of any person, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

      8. Confidentiality

            8.1 The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Employee prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company;
(b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Employee or similar agreements by other Company employees (c) shall have been received by the Employee from another person or entity having no obligation to the Company or (d) is approved in writing by the Company for release by the Employee.

            8.2 The Employee agrees to hold in trust and confidence all Information disclosed to Employee and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Employee's work with the Company.

            8.3 The Employee agrees to disclose the Information only to persons necessary in connection with Employee's work with the Company and who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Employee agrees to assume full responsibility for the confidentiality of the Information disclosed to Employee and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

            8.4 The Employee acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

      9. Non-Compete.

            9.1 Employee will not, directly or indirectly, for his own account or as an employee, officer, director, consultant, joint venturer, shareholder, investor, or otherwise (except of as an investor in a corporation whose stock is publicly traded and in


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

which the Employee holds less than 5% of the outstanding shares) engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates or (ii) to which the Company or any of its affiliates shall then have proprietary rights; provided such affiliates operate in a field directly related to the business of the Company or involve distribution or promotion of the Company's products or technology.

            9.2 Employee will not hire or otherwise contract the services of, whether directly or indirectly (i) an employee of the Company, (ii) a former employee of or Consultant to the Company whose employment or consultancy with the Company ended less than six months prior to the date of such hiring, or
(iii) any corporation or entity in which such employee, consultant or former employee or former consultant is an officer, director or shareholder holding 25% of the equity or is employed providing service to that corporation or entity.

            9.3 Employee's undertakings herein under Section 9 shall be binding upon Employee's successors, heirs or assigns, and shall continue until the later of (i) the expiration of one year from the date of execution of this Agreement or (ii) the expiration of one year. Notwithstanding the foregoing, in the event the Company fails to make any severance payment due to Employee pursuant to
Section 2.1 and the Company fails to cure such payment default within ten (10) business days of receipt of written notice from the Employee notifying the Company of such payment default, the provisions of Section 9.1 shall expire and be of no further force and effect.

            9.4 Employee acknowledges that the restricted period of time specified under this Section 9 is reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such a period of time or the lack of any geographic restrictions should be determined to be unreasonable in any judicial proceeding, then the period of time shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

            9.5 During the term of this Agreement and for a period of two (2) years thereafter, neither Company nor Employee shall make any disparaging, defamatory and/or slanderous statements regarding the other party or, to the extent applicable, its officers, directors, employees, consultants, stockholders or other representatives.

      10. Miscellaneous

            10.1 Benefit and Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The rights and obligations of the Employee under this Agreement may not be assigned by the Employee.

            10.2 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes any and all prior


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

discussions and agreements and correspondence, including without limitation the Original Agreement (which is amended and restated in its entirety as provided in this Agreement), and may not be amended or modified in any respect except by a subsequent writing executed by both parties.

            10.3 Notices. All notices or other communications hereunder shall be in writing and shall be sent to either party by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the addresses set forth in the signature page of this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this section.

            10.4 Arbitration; Applicable Law. Any dispute arising out of any matter involving this Agreement shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. If the parties to the arbitration are unable to agree on an arbitrator, an arbitrator will be selected pursuant to such Rules. Any such arbitration shall be held in New York County, New York. The arbitrator so selected must enforce the terms of this Agreement and must rule in accordance with the governing law provision set forth below. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. This Agreement shall be interpreted, governed, construed and enforced according to the internal laws of the State of Delaware, without giving effect to its conflict of laws provisions.


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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed as of the date stated above.

                                        AMBIENT CORPORATION

Address:                                By: /s/ John J. Joyce
                                           -------------------------------------
                                        Name: John J. Joyce
                                        Title: Chief Executive Officer


                                        /s/ Yehuda Cern
                                        ----------------------------------------
Address:                                Yehuda Cern


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